FOR IMMEDIATE RELEASE


Contact:       Susan R. Huckabee
               Investor Relations Coordinator

Telephone:    (706) 845-5140


                FLAG FINANCIAL CORPORATION COMPLETES MERGER WITH
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             THE BROWN BANK, PARTNER BANKS MERGE INTO CITIZENS BANK
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LAGRANGE,  GA (JANUARY 6, 1999) -- FLAG  FINANCIAL  CORPORATION  (NASDAQ:  FLAG)
Chairman, John S. Holle, announced today that FLAG Financial Corporation had completed its merger with The Brown Bank, ("Brown"), located in Metter, Georgia. The merger became effective December 31, 1998 and was accomplished through merging The Brown Bank into Citizens Bank, a subsidiary of FLAG Financial Corporation. The transaction will be accounted for as a pooling of interests and is expected to be accretive to FLAG's earnings per share. As of September 30, 1998, Brown had approximately $27 million in assets and operated three branch offices in Metter, Cobbtown and Reidsville, Georgia.

Additionally, two of FLAG's partner banks, Bank of Milan ("Milan") located in Milan and McRae, Georgia and Empire Banking Company, ("Empire"), located in Homerville and Waycross, Georgia, merged with and into Citizens Bank, a subsidiary of FLAG. The merger became effective January 1, 1999 after approval by the Georgia Department of Banking and Finance and the FDIC. Brown, Milan and Empire will now operate under the charter of Citizens Bank, a state chartered commercial bank; however, each partner bank will retain their established community bank name.

J. Daniel Speight, Jr., President and Chief Executive Officer of FLAG, stated, "We are delighted to have closed on The Brown Bank transaction. The Brown Bank is a fine institution and we are committed to maintaining its record of outstanding service. Additionally, by retaining the name of The Brown Bank, Bank of Milan and Empire Banking Company, but merging them into Citizens Bank, we can increase our efficiency while preserving our identities."


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Dennis D. Allen, President and Chief Executive Officer of The Brown Bank, added,
"This partnership will blend the broader resources of an institution like FLAG with the relationships and established presence of The Brown Bank. We are excited as an institution to be a part of this growing partnership of community bankers."

FLAG Financial Corporation is the multi-bank holding company whose wholly owned subsidiaries are First Flag Bank LaGrange (formerly First Federal Savings Bank of LaGrange), in LaGrange, Georgia and Citizens Bank, in Vienna, Georgia. FLAG operates 24 offices serving the communities of west central, middle and southeast Georgia. As of September 30, 1998, FLAG had total assets of approximately $551 million and shareholders' equity in excess of $47 million.

FLAG has a Letter of Intent to acquire the Blackshear, Georgia branch of First Georgia Bank. The acquisition of the Blackshear branch is contemplated to be consummated during the first quarter of 1999. On a combined pro forma basis, including the acquisition of the Blackshear branch, FLAG is expected to have more than $560 million in assets once the transaction is closed. Currently, FLAG has approximately 6.6 million shares outstanding which are traded and quoted on The Nasdaq National Market under the symbol "FLAG."


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